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                                                                   Exhibit 10.9

                          OCULEX PHARMACEUTICALS, INC.


                             KEY EMPLOYEE AGREEMENT
                                       FOR
                                 DONALD J. EATON





     Oculex Pharmaceuticals, Inc., a California corporation (the "Company") agrees with you as follows:

     1.   POSITION AND RESPONSIBILITIES.

          1.1 The Company will employ you and you shall serve in an executive capacity as Chief Executive Officer and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall reasonably designate or as shall be reasonably appropriate and necessary in connection with such employment.

          1.2 Subject to Section 4 below, you will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company. You agree to serve as a director and/or officer of the Company if elected by the shareholders and the Board, as the case may be, and to perform such executive duties as may be assigned to you by the Company's Board of Directors from time to time. The Company shall use its best efforts to elect you to the Company's Board of Directors for so long as you hold the position of Chief Executive Officer. You will be assigned such facilities and support staff as are customarily associated with the position of Chief Executive Officer. You will report to the Company's Board of Directors and all of the employees of the Company will report to you.

          1.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with your executive position.

     2.   TERM OF EMPLOYMENT; TERMINATION.

          2.1 The effective date of this Agreement is March 8, 2000.

          2.2 Unless otherwise mutually agreed in writing, this Agreement and your employment by the Company pursuant to this Agreement shall be terminated on the earliest of:

              (a) your death, or any illness, disability or other incapacity in such a manner that you are physically rendered unable regularly to perform your duties

                                      1.
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hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

              (b) thirty (30) days after you, for any reason, give written notice to the Company of your termination;

              (c) thirty (30) days after the Company, with or without cause, gives written notice to you of your termination; and

              (d) five (5) years from the date hereof.

          2.3 The determination regarding whether you are physically unable regularly to perform your duties under (a) above shall be made by the Board of Directors. Your inability to be physically present on the Company's premises shall not constitute a presumption that you are unable to perform such duties.

          2.4 Any notice required to be given pursuant to this Section 2 shall be given in accordance with the provisions of Section 10 hereof. The exercise of either party's right to terminate this Agreement pursuant to subsections (b) or (c) above shall not abrogate the rights and remedies of the terminating party regarding the breach, if any, giving rise to such termination.

          2.5 You may be terminated for cause if, in the reasonable determination of the Company's Board of Directors, you are convicted of any felony or of any crime involving moral turpitude, or participate in any fraud against the Company, or willfully breach your duties to the Company, or wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach Section 4 of this Agreement or any material provision of the Employee Proprietary Information Agreement, between you and the Company (the "Proprietary Information Agreement").

     3.   COMPENSATION:

          3.1 The Company shall pay to you for the services to be rendered hereunder a basic salary at an annual rate of one hundred eighty-five thousand dollars ($185,000) prior to the effective date of the Company's first firm commitment underwritten public offering of its common stock registered under the Securities Act of 1933, as amended (the "Initial Offering"), and one hundred ninety-five thousand dollars ($195,000) effective as of the Initial Offering, subject to increase in accordance with the policies of the Company, as determined by its Board of Directors, in force from time to time, payable in installments in accordance with Company policy. You shall also be entitled to all rights and benefits for which you shall be eligible under bonus, pension, group insurance, long-term disability, life insurance, profit-sharing or other Company benefits which may be in force from time to time and provided to you or for the Company's employees generally. Without limiting the foregoing, you will be eligible for an annual bonus as determined in the sole discretion of the Company's Board of Directors of up to thirty percent (30%) of your base salary.

                                      2.
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          3.2 You shall be entitled to three (3) weeks annual paid vacation.
You shall be entitled to illness days during the term of this Agreement consistent with the Company's standard practice for its employees generally.

          3.3 In the event you are terminated without cause pursuant to
Section 2.2(c) hereof, (i) the Company shall continue to pay your salary as provided in 3.1 above then in effect for a period of nine (9) months following any such termination.

     4.   OTHER ACTIVITIES DURING EMPLOYMENT.

          4.1 Except with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. The Company and you agree that you may devote up to ten percent (10%) of your time to family business matters, so long as such activities are not adverse to the best interests of the Company. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.

          4.2 Except as permitted by Section 4.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

          4.3 During the term of your employment by the Company except on behalf of the Company, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to directly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

     5.   FORMER EMPLOYMENT.

          5.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. You represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, would be utilized in connection with your employment by the Company, except in accordance with agreements between your former employer and the Company.

          5.2 If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any former employer might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any

                                      3.
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of your former employers (except in accordance with agreements between the
Company and any such former employer); but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

     6. PROPRIETARY INFORMATION AND INVENTIONS. You agree to be bound by the provisions of the Proprietary Information Agreement.

     7. REMEDIES. Your duties under the Proprietary Information Agreement shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

     8. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or by you.

     9. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     10. NOTICES. Any notice which the Company is required or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

     11. WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     12. COMPLETE AGREEMENT; AMENDMENTS. The foregoing, together with the Proprietary Information Agreement, is the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

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     13.  HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     14. ATTORNEY FEES. If either party hereto brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

                                              OCULEX PHARMACEUTICALS, INC.
                                              A CALIFORNIA CORPORATION



                                              By:    /s/ Jerry B. Gin
                                                 -----------------------------
                                                     Dr. Jerry B. Gin

                                              Date:  March 8, 2000


Accepted and agreed this
8th day of March, 2000.


   /s/ Donald J. Eaton
--------------------------------
Donald J. Eaton




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